NEWS RELEASE

7007 Pinemont Drive

Houston, TX 77040 USA

Contact: Gary D. Owens

Chairman, President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

GEOSPACE TECHNOLOGIES CORPORATION ANNOUNCES RECEIPT OF LETTER OF AWARD FROM STATOIL FOR SEABED SEISMIC SYSTEM

Houston, Texas - November 7, 2012 - Geospace Technologies Corporation (NASDAQ: GEOS) has received and signed a Letter of Award from Statoil awarding Geospace Engineering Resources International the contract to provide 660 kilometers of seabed seismic reservoir monitoring systems for the Snorre and Grane fields on the Norwegian continental shelf. The company estimates the final contract value to be approximately $160 million.

By receipt of the Letter of Award, the company understands that Statoil has received the necessary approvals from its partners to proceed with the project. Although a firm date for the formal execution of the contract is not established in the Letter of Award, the company expects the formal signing of the contract to occur in November 2012. It is the company's understanding that according to Norwegian law the Letter of Award represents a binding agreement between Statoil and the company to perform the work described in the contract.

Geospace Technologies Corporation designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures non-seismic products, including industrial products, offshore cables, thermal printing equipment and film.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, tensions in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.